                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                Thermedics Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                Thermedics Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

470 Wildwood Street
Post Office Box 2999
Woburn, MA 01888-1799

                                                                 April 14, 1999

Dear Stockholder:

  The enclosed Notice calls the 1999 Annual Meeting of the Stockholders of Thermedics Inc. I respectfully request that all Stockholders attend this meeting, if possible.

  Our Annual Report for the year ended January 2, 1999, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

  Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, we urge you to complete your proxy and return it to our transfer agent, BankBoston, N.A., in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

  I would appreciate your immediate attention to the mailing of this proxy.

                                          Yours very truly,
                                          /s/ John T. Keiser
                                          JOHN T. KEISER
                                          President and Chief Executive
                                           Officer

470 Wildwood Street
Post Office Box 2999
Woburn, Massachusetts 01888-1799

                                                                 April 14, 1999

To the Holders of the Common Stock of
 THERMEDICS INC.

                           NOTICE OF ANNUAL MEETING

  The 1999 Annual Meeting of the Stockholders of Thermedics Inc. (the "Corporation") will be held on Thursday, May 27, 1999, at 1:30 p.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

    1. Election of eight directors.

    2. Such other business as may properly be brought before the meeting and any adjournment thereof.

  The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is March 30, 1999.

  The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

  This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                          Sandra L. Lambert
                                                Clerk

                                PROXY STATEMENT

  The enclosed proxy is solicited by the board of directors of Thermedics Inc. (the "Corporation") for use at the 1999 Annual Meeting of the Stockholders to be held on Thursday, May 27, 1999, at 1:30 p.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts and any adjournment thereof. The mailing address of the executive office of the Corporation is 470 Wildwood Street, P.O. Box 2999, Woburn, Massachusetts 01888-1799. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 16, 1999.

                               VOTING PROCEDURES

  The board of directors intends to present to the meeting the election of eight directors, constituting the entire board of directors.

  The representation in person or by proxy of a majority of the outstanding shares of the common stock of the Corporation, $.10 par value (the "Common Stock"), entitled to vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can be voted only if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States.

  Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

  In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the election. Withholding authority to vote for a nominee for director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee. If you hold your shares of Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on certain matters for which it has discretionary voting authority. If a nominee cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. With regard to the election of directors, broker non-votes will have no effect on the outcome of the vote.

  A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the meeting by written notice to the Clerk of the Corporation received prior to the meeting, by executing and returning a later dated proxy or by voting by ballot at the meeting.

  The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of March 30, 1999 consisted of 36,818,263 shares of Common Stock. Only Stockholders of record at the close of business on March 30, 1999 are entitled to vote at the meeting. Each share is entitled to one vote.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Eight directors are to be elected at the meeting, each to hold office until his successor is elected and qualified or until his earlier resignation, death or removal.

Nominees For Directors

  Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership as of January 31, 1999 of the Common Stock of the Corporation, its majority-owned subsidiaries, Thermo Cardiosystems Inc., Thermedics Detection Inc., Thermo Sentron Inc. and Thermo Voltek Corp. (which has subsequent to January 31, 1999 been merged with a wholly owned subsidiary of the Corporation) and of its parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of products and services in measurement instrumentation, biomedical devices, energy, resource recovery, and emerging technologies, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

-------------------------------------------------------------------------------
T. Anthony Brooks      Mr. Brooks, 59, has been a director of the Corporation
                       since September 1998. Mr. Brooks was a managing
                       director and member of the operating committee of
                       Lehman Brothers Inc. from 1991 until his retirement in
                       1997. While at Lehman Brothers Inc., Mr. Brooks was the
                       head of global equity capital markets from 1991 to 1994
                       and the head of the European equity division from 1995
                       to 1996.
-------------------------------------------------------------------------------
Peter O. Crisp         Mr. Crisp, 66, has been a director of the Corporation
                       since 1983. Mr. Crisp was a general partner of Venrock
                       Associates, a venture capital investment firm, for over
                       five years until his retirement in September 1997. He
                       has been the vice chairman of Rockefeller Financial
                       Services, Inc. since December 1997. Mr. Crisp is also a
                       director of American Superconductor Corporation, Evans
                       & Sutherland Computer Corporation, NovaCare Inc.,
                       Thermo Electron, Thermo Power Corporation, ThermoTrex
                       Corporation and United States Trust Corporation.
-------------------------------------------------------------------------------
Paul F. Ferrari        Mr. Ferrari, 68, has been a director of the Corporation
                       since 1991. Mr. Ferrari was a vice president of Thermo
                       Electron from 1988 until his retirement at the end of
                       1990, its secretary from 1981 to 1990, and its
                       treasurer from 1967 to 1988. He served as the
                       Corporation's clerk from 1983 to 1990 and its treasurer
                       from 1983 to 1988. Mr. Ferrari is also a director of
                       General Scanning Inc. and ThermoTrex Corporation.
-------------------------------------------------------------------------------
George N.              Dr. Hatsopoulos, 72, has been a director of the
Hatsopoulos            Corporation since 1983. Dr. Hatsopoulos has been the
                       chairman of the board and chief executive officer of
                       Thermo Electron since he founded that company in 1956,
                       and was president of Thermo Electron from 1956 to
                       January 1997. Dr. Hatsopoulos is also a director of
                       Photoelectron Corporation, Thermo Ecotek Corporation,
                       Thermo Electron, Thermo Fibertek Inc., Thermo
                       Instrument Systems Inc., Thermo Optek Corporation,
                       ThermoQuest Corporation and ThermoTrex Corporation.
                       Dr. Hatsopoulos is the brother of Mr. John N.
                       Hatsopoulos, a director of the Corporation.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
John N. Hatsopoulos    Mr. Hatsopoulos, 64, has been a director of the
                       Corporation since March 1995. Mr. Hatsopoulos was
                       chairman of the board of the Corporation from March
                       1995 to March 1998, its chief financial officer from
                       1988 until his retirement in December 1998, a senior
                       vice president from 1997 to 1998, and a vice president
                       from 1986 through December 1997. Mr. Hatsopoulos is the
                       vice chairman of the board of Thermo Electron and was
                       the president of Thermo Electron from 1997 until 1998
                       and its chief financial officer from 1988 until 1998.
                       Prior to his appointment as president of Thermo
                       Electron, he served as an executive vice president from
                       1986 to 1997. Mr. Hatsopoulos is also a director of
                       LOIS/USA Inc., Thermo Ecotek Corporation, Thermo
                       Electron, Thermo Fibertek Inc., Thermo Instrument
                       Systems Inc., Thermo Power Corporation, Thermo
                       TerraTech Inc. and US Liquids Inc. Mr. Hatsopoulos is
                       the brother of Dr. George N. Hatsopoulos, a director of
                       the Corporation.
-------------------------------------------------------------------------------
John T. Keiser         Mr. Keiser, 63, has been a director of the Corporation
                       since April 1997. He has been the president and chief
                       executive officer of the Corporation since March 1998
                       and December 1998, respectively. From 1994 until March
                       1998, Mr. Keiser was a senior vice president of the
                       Corporation. Mr. Keiser has been the chief operating
                       officer, biomedical and emerging technologies, of
                       Thermo Electron since September 1998, and a vice
                       president from April 1997 until his promotion. He has
                       also been the president of Thermo Electron's wholly
                       owned biomedical group, a manufacturer of medical
                       equipment and instruments, since 1994. Mr. Keiser was
                       president of Eberline Instrument, a division of Thermo
                       Instrument Systems Inc., a manufacturer of measurement
                       and detection instruments and a majority-owned
                       subsidiary of Thermo Electron, from 1985 to July 1994.
                       The Eberline Instrument division manufactures radiation
                       detection and counting instrumentation and radiation
                       monitoring systems. Mr. Keiser is a director of Metrika
                       Systems Corporation, Thermedics Detection Inc., Thermo
                       Cardiosystems Inc., ThermoLase Corporation, Thermo
                       Sentron Inc., ThermoTrex Corporation and Trex Medical
                       Corporation.
-------------------------------------------------------------------------------
John W. Wood Jr.       Mr. Wood, 55, has been a director of the Corporation
                       since 1984 and chairman of the board since March 1998.
                       Mr. Wood was president and chief executive officer of
                       the Corporation from 1984 to March 1998. Mr. Wood has
                       been a senior vice president of Thermo Electron since
                       December 1995, and, prior to that promotion was a vice
                       president of Thermo Electron from September 1994 to
                       December 1995.
-------------------------------------------------------------------------------
Nicholas T. Zervas     Dr. Zervas, 70, has been a director of the Corporation
                       since 1987. Dr. Zervas has been Chief of Neurosurgical
                       Service, Massachusetts General Hospital, since 1977.
                       Dr. Zervas is also a director of Thermo Cardiosystems
                       Inc., ThermoLase Corporation and ThermoTrex
                       Corporation.
-------------------------------------------------------------------------------

Committees of the Board of Directors and Meetings

  The board of directors has established an audit committee and a human resources committee, each consisting solely of directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron ("outside directors"). The present members of the audit committee are Mr. Ferrari (Chairman), Mr. Crisp and Dr. Zervas. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Mr. Crisp (Chairman) and Dr. Zervas. The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met eleven times, the audit committee met twice and the human resources committee met six times during fiscal 1998. Each director attended at least 75% of all meetings of the board of directors and committees on which he served that were held during fiscal 1998.

Compensation of Directors

 Cash Compensation

  Outside directors receive an annual retainer of $4,000 and a fee of $1,000 per meeting for attending regular meetings of the board of directors and $500 per meeting for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Dr. G. Hatsopoulos, Mr. Keiser and Mr. Wood are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Mr. J. Hatsopoulos, who is a consultant to Thermo Electron, does not receive any cash compensation from the Corporation for his service as a director during the term of his consulting agreement which terminates in December 2003. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

 Deferred Compensation Plan

  Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change of control or proposed change of control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 30,000 shares of Common Stock has been reserved for issuance under the Deferred Compensation Plan. As of January 2, 1999, deferred units equal to 20,880 shares of Common Stock were accumulated under the Deferred Compensation Plan.

 Directors Stock Option Plan

  The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock and the common stock of its majority-owned subsidiaries to outside directors as additional compensation for their service as directors. Outside directors are automatically granted options to purchase 1,000 shares of the Common Stock annually. In addition, the Directors Plan provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

  Pursuant to the Directors Plan, outside directors receive an annual grant of options to purchase 1,000 shares of Common Stock at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

  In addition, under the Directors Plan, outside directors are automatically granted every five years options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction, and also as of the close of business on the date of every fifth Annual Meeting of the Stockholders of the Corporation that occurs thereafter during the duration of the Directors Plan. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 ("Section 12 Registration") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years.

  The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of January 31, 1999, options to purchase 26,100 shares of Common Stock were outstanding under the Directors Plan, 4,200 options had lapsed and 2,400 options had been exercised, and options to purchase 9,000 shares of Common Stock were available for future grant.

Stock Ownership Policies for Directors

  The human resources committee of the board of directors (the "Committee") has established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level within a three year period. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee, which is described in "Committee Report on Executive Compensation--Stock Ownership and Retention Policies."

  In addition, the Committee has a policy requiring directors to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation--Stock Ownership and Retention Policies."

                                STOCK OWNERSHIP

  The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron, the Corporation's parent company, and of Thermedics Detection Inc. ("Thermedics Detection"), Thermo Cardiosystems Inc. ("Thermo Cardiosystems"), Thermo Sentron Inc. ("Thermo Sentron") and Thermo Voltek Corp. ("Thermo Voltek"), each a publicly traded majority-owned subsidiary of the Corporation, as of January 31, 1999, with respect to (i) each director, (ii) each executive officer named in the summary compensation table under the heading "Executive Compensation" (the "named executive officers") and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock, as of January 31, 1999, with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock. Thermo Voltek has, subsequent to January 31, 1999, been taken private and merged with a wholly-owned subsidiary of the Corporation.

  While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.

                                        Thermo     Thermedics    Thermo     Thermo   Thermo
                         Thermedics    Electron    Detection  Cardiosystems Sentron  Voltek
        Name(1)           Inc.(2)   Corporation(3)  Inc.(4)      Inc.(5)    Inc.(6) Corp.(7)
        -------          ---------- -------------- ---------- ------------- ------- --------
Thermo Electron
 Corporation(8)......... 26,020,816         N/A         N/A          N/A        N/A     N/A
T. Anthony Brooks.......         94           0           0            0          0       0
Peter O. Crisp..........     35,418     103,077       1,500        2,250      1,500   2,250
Paul F. Ferrari.........     10,000      16,595       1,500       11,500      1,500   2,250
David H. Fine...........    103,687      71,190     109,967          207      7,500       0
George N. Hatsopoulos...     63,681   3,600,811      21,197       11,584     17,000       0
John N. Hatsopoulos.....     64,630     873,854      21,262          432     37,800       0
John T. Keiser..........    193,993     296,608      17,000       56,773     51,000       0
Victor L. Poirier.......     66,155      52,982           0      291,127      7,500       0
John W. Wood Jr.........    151,606     300,028      38,051       46,207     35,000  96,971
Nicholas T. Zervas......     28,937           0       1,500       48,497      1,500   2,250
All directors and
 current executive
 officers as a group
 (11 persons)...........    779,824   5,846,895     219,077      474,504    167,300 119,302

--------
(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.
(2) Shares of the Common Stock beneficially owned by Mr. Crisp, Mr. Ferrari, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Keiser, Mr. Poirier, Mr. Wood, Dr. Zervas and all directors and current executive officers as a group include 8,850, 8,800, 87,300, 50,000, 50,000, 187,200, 21,700,
    93,900, 8,450 and 575,200 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares beneficially owned by Dr. G.
    Hatsopoulos, Mr. J. Hatsopoulos and all directors and current executive officers as a group include 1,635, 1,737 and 5,785 shares, respectively, allocated through January 31, 1999, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan
    (the "ESOP"), of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares beneficially owned by Mr. Brooks, Mr. Crisp, Dr. Zervas and all directors and current executive officers as a group include 94, 8,463, 8,787 and 17,344 shares, respectively, that had been allocated through January 2, 1999, to their respective accounts maintained under the Deferred Compensation Plan.
    Shares beneficially owned by Dr. G. Hatsopoulos include 562 shares held by Dr. G. Hatsopoulos' spouse and 92 shares allocated to his spouse's account maintained pursuant to the ESOP. Shares beneficially owned by Mr. Wood include 2,600 shares held in custodial accounts for the benefit of two minor children. No director or named executive officer beneficially owned more than 1% of the Common Stock outstanding as of January 31, 1999; all directors and current executive officers as a group beneficially owned 2.11% of the Common Stock outstanding as of such date.
(3) Shares of the common stock of Thermo Electron beneficially owned by Mr. Crisp, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Keiser, Mr. Poirier, Mr. Wood and all directors and current executive officers as a group include 9,125, 54,912, 1,899,500, 812,735, 251,622, 45,225, 258,359
    and 3,794,250 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and all directors and current executive officers as a group include 2,266, 2,036 and 6,799 shares, respectively, allocated to their respective accounts maintained pursuant to the ESOP. Shares beneficially owned by Mr. Crisp and all directors and current executive officers as a group each include 47,058 shares allocated through January
    2, 1999, to Mr. Crisp's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Mr. Ferrari include 10,062 shares held by his spouse. Shares beneficially owned by Dr. G. Hatsopoulos include 158,351 shares held by his spouse, 408,664 shares held by a family trust of which his spouse is the trustee, 500,000 shares held by a trust of which Dr. G. Hatsopoulos is the trustee, and 153 shares allocated to his spouse's account maintained pursuant to the ESOP. Shares beneficially owned by Dr. G. Hatsopoulos also include 50,000 shares that a family trust, of which Dr. G. Hatsopoulos' spouse is the trustee, has the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Except for Dr. G. Hatsopoulos, who beneficially owned 2.25% of the Thermo Electron common stock outstanding as of January 31, 1999, no director or named executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all directors and current executive officers as a group beneficially owned approximately 3.67% of the Thermo Electron common stock outstanding as of such date.
(4) Shares of the common stock of Thermedics Detection beneficially owned by Mr. Crisp, Mr. Ferrari, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Keiser, Mr. Wood, Dr. Zervas and all directors and current executive officers as a group include 1,500, 1,500, 99,967, 20,000, 20,000, 17,000,
    20,800, 1,500 and 189,267 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos include 57 shares held by his spouse. No director or named executive officer beneficially owned more than 1% of the Thermedics Detection common stock outstanding as of January 31, 1999; all directors and current executive officers as a group beneficially owned approximately 1.13% of such common stock outstanding as of such date.
(5) Shares of the common stock of Thermo Cardiosystems beneficially owned by Mr. Crisp, Mr. Ferrari, Mr. Keiser, Mr. Poirier, Mr. Wood, Dr. Zervas and all directors and current executive officers as a group include 2,250, 2,250, 49,500, 248,750, 23,450, 11,400 and 341,500 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares beneficially owned by Dr. Zervas and all directors and current executive officers as a group each include 7,847 shares allocated through January 2, 1999, to Dr. Zervas' account maintained pursuant to Thermo Cardiosystems' deferred compensation plan for directors. Shares beneficially owned by Mr. Wood include 1,122 shares held in custodial accounts for the benefit of two minor children. Shares beneficially owned by Dr. Zervas include 19,000 shares held by his spouse. No director or named executive officer beneficially owned more than 1% of the Thermo Cardiosystems common stock outstanding as of January 31, 1999; all directors and current executive officers as a group beneficially owned approximately 1.23% of such common stock outstanding on such date.
(6) Shares of the common stock of Thermo Sentron beneficially owned by Mr. Crisp, Mr. Ferrari, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Keiser, Mr. Poirier, Mr. Wood, Dr. Zervas and all directors and current executive officers as a group include 1,500, 1,500, 7,500, 15,000, 15,000, 19,500, 7,500, 31,000, 1,500 and 107,000 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. No director or named executive officer beneficially owned more than 1% of the Thermo Sentron common stock outstanding as of January 31, 1999; all directors and current executive officers as a group beneficially owned approximately 1.77% of such common stock outstanding as of such date.
(7) Shares of the common stock of Thermo Voltek beneficially owned by Mr. Crisp, Mr. Ferrari, Mr. Wood and Dr. Zervas and all directors and current executive officers as a group include 2,250, 2,250, 82,350, 2,250 and 89,100 shares, respectively, that such person or group has the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Except for Mr. Wood, who beneficially owned 1.1% of the Thermo Voltek common stock outstanding as of January 31, 1999, no director or named executive officer beneficially owned more than 1% of the Thermo Voltek common stock outstanding as of January 31, 1999; all directors and current executive officers as a group beneficially owned 1.36% of the Thermo Voltek common stock outstanding as of such date. Subsequent to January 31, 1999, Thermo Voltek was taken private and merged with a wholly-owned subsidiary of the Corporation.
(8) Thermo Electron beneficially owned approximately 70.68% of the Common Stock outstanding as of January 31, 1999. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1998, except in the following instances. Mr. Paul F. Ferrari, a director of the Corporation, reported one transaction late, relating to one sale of Common Stock. Mr. John W. Wood, a director of the Corporation, reported one transaction late, relating to the exempt disposition of Common Stock to satisfy tax witholding obligations upon the exercise of stock options. Thermo Electron filed four Form 4s late, reporting a total of 16 transactions, including 10 open market purchases of shares of Common Stock, 2 open market sales of a convertible debenture and 4 transactions associated with the grant and lapse of options to purchase Common Stock granted to employees under its stock option program.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table summarizes compensation for services to the Corporation received during the last three fiscal years by the Corporation's current chief executive officer, former chief executive officer and its two other most highly compensated executive officers. These executive officers are collectively referred to herein as the "named executive officers".

  The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under a corporate services agreement between the Corporation and Thermo Electron. See "Relationship with Affiliates." Accordingly, the compensation for these individuals is not reported in the following table.

                          Summary Compensation Table
-------------------------------------------------------------------------------

                                                               Long Term
                                                             Compensation
                                                        -----------------------
                                    Annual Compensation  Securities Underlying
                             Fiscal ------------------- Options (No. of Shares     All Other
Name and Principal Position   Year   Salary     Bonus       and Company)(1)     Compensation(2)
---------------------------  ------ ------------------- ----------------------- ---------------
John T. Keiser (3)            1998  $  63,000 $  42,000      60,700 (TMD)           $7,200
 President and Chief                                         17,000 (TDX)
 Executive Officer                                           25,000 (TCA)
                                                             12,000 (TSR)
---------------------------------------------------------------------------------------------------
Victor L. Poirier             1998  $ 170,000 $ 100,000       3,100 (TMD)           $7,200
 Senior Vice President                                        3,100 (TMO)
                                                              2,000 (MKA)
                                                              2,000 (ONX)
                                                              4,000 (RGI)
                                                             93,200 (TCA)
                                                              1,000 (TISI)
                                                              2,000 (TRIL)
                                                              1,500 (VIZ)
                                                              2,000 (TRCC)
                              1997  $ 160,000 $ 108,000       3,600 (TMD)           $7,125
                                                                800 (TMO)
                                                             34,500 (TCA)
                              1996  $ 150,000 $ 164,500       4,000 (TMD)           $6,750
                                                                900 (TMO)
                                                              4,500 (TCA)
                                                              2,000 (TBA)
                                                              2,000 (TFG)
                                                              2,000 (TLT)
                                                              6,000 (TOC)
                                                              6,000 (TMQ)
                                                              7,500 (TSR)
                                                              4,000 (TXM)
---------------------------------------------------------------------------------------------------

                                                              Long Term
                                                             Compensation
                                                          ------------------
                                    Annual Compensation Securities Underlying
                             Fiscal ------------------- Options (No. of Shares    All Other
Name and Principal Position   Year   Salary     Bonus      and Company)(1)     Compensation(2)
---------------------------  ------ ------------------- ---------------------- ---------------
David H. Fine (4)             1998  $ 140,000 $  41,000       2,200 (TMD)          $7,200
 Vice President                                               1,900 (TMO)
                                                              8,300 (TDX)
                              1997  $ 134,000 $  78,800       3,500 (TMD)          $7,200
                                                              1,900 (TMO)
                                                             30,000 (TDX)
                                                             15,000 (TLZ)
                              1996  $ 128,000 $  45,000       3,000 (TMD)          $6,603
                                                              1,950 (TMO)
                                                             20,000 (TDX)
                                                             30,000 (TLZ)
                                                              7,500 (TSR)
----------------------------------------------------------------------------------------------
John W. Wood Jr. (5)          1998  $ 111,000 $  69,875       3,400 (TMD)          $7,200
 Former President and                                           800 (TDX)
 Chief Executive Officer                                        600 (TSR)
                                                              1,800 (TVL)
                              1997  $ 132,000 $  97,200       5,200 (TMD)          $7,125
                                                             20,000 (TDX)
                                                             20,000 (TCA)
                                                                400 (TSR)
                                                              2,100 (TVL)
                              1996  $ 117,000 $ 103,200       5,400 (TMD)          $6,750
                                                             30,000 (TSR)
                                                              2,100 (TVL)
----------------------------------------------------------------------------------------------

(1) Options granted by the Corporation are designated as "TMD." In addition, the named executive officers have also been granted options to purchase common stock of the following Thermo Electron companies during the last three fiscal years as part of Thermo Electron's stock option program:
    Thermo Electron (designated in the table as TMO), Metrika Systems Corporation (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Killam Group Inc. (designated in the table as RGI), Thermedics Detection Inc. (designated in the table as TDX), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Cardiosystems Inc. (designated in the table as TCA), Thermo Fibergen Inc. (designated in the table as TFG), Thermo Information Solutions Inc. (designated in the table as TISI), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as
    TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), Thermo Trilogy Corporation (designated in the table as TRIL), Thermo Voltek Corp. (designated in the table as TVL), Trex Communications Corporation (designated in the table as
    TRCC), and Trex Medical Corporation (designated in the table as TXM).
(2) Represents the amount of matching contributions made by the individual's employer on behalf of the named executive officers participating in the Thermo Electron 401(k) plan.
(3) Mr. Keiser was appointed president of the Corporation in March 1998 and chief executive officer in December 1998. The annual cash compensation (salary and bonus) reported in the table for Mr. Keiser represents the amount paid by the Corporation for Mr. Keiser's services as president and chief executive officer of the Corporation in fiscal 1998. For the last three fiscal quarters of 1998, 35% of Mr. Keiser's annual cash compensation (salary and bonus) was paid by the Corporation for his service as president and chief executive officer of the Corporation. The remainder of Mr. Keiser's compensation was paid by Thermo Electron for Mr. Keiser's services in various management capacities. The options reported in the table have been granted by the Corporation or its majority-owned subsidiaries to Mr. Keiser as compensation for his services as the Corporation's chief executive officer or as a director of its subsidiaries. From time to time

   Mr. Keiser has been, and in the future may be, granted options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they are granted as compensation for service to such other Thermo Electron companies in capacities other than in his capacity as an executive officer of the Corporation.
(4) In addition to his services to the Corporation, Dr. Fine also served as interim director of research for ThermoLase Corporation, an indirect majority-owned subsidiary of Thermo Electron, for portions of fiscal 1998, 1997 and 1996. For 1998, 1997 and 1996, 18%, 35% and 14%, respectively, of
    Dr. Fine's annual cash compensation (salary and bonus) was paid by ThermoLase Corporation. Salary and bonus reported in the table for Dr. Fine for fiscal 1998, 1997 and 1996 include salary in the amounts of $25,200, $46,900 and $17,920, respectively, and bonus in the amounts of $7,380, $27,580 and $6,300, respectively, paid to Dr. Fine by ThermoLase Corporation for his services to that company. Options to purchase shares of the common stock of ThermoLase Corporation received by Dr. Fine in fiscal 1998, 1997, and 1996 were awarded in connection with his services to ThermoLase Corporation. Dr. Fine resigned as a vice president of the Corporation effective March 1, 1999.
(5) During the three-year period reported, Mr. Wood provided services in different capacities to the Corporation and its parent company, Thermo Electron. Mr. Wood is a senior vice president of Thermo Electron (and was the chairman and chief executive officer of Thermo Voltek), and served as the president and chief executive officer of the Corporation until March 1998, when he was named non-executive chairman of the board. A portion of Mr. Wood's annual cash compensation (salary and bonus) has been paid by Thermo Electron in each of the last three fiscal years as compensation for the services provided to Thermo Electron based on the time he devoted to his responsibilities as a senior vice president of Thermo Electron. The annual cash compensation (salary and bonus) reported in the table for Mr. Wood represents the amount paid by the Corporation and its subsidiaries solely for Mr. Wood's services as an executive officer of the Corporation and as chief executive officer of Thermo Voltek. For fiscal 1998, 1997 and 1996, approximately 60%, 60% and 60%, respectively, of Mr. Wood's annual cash compensation (salary and bonus) earned in all capacities throughout the Thermo Electron organization was paid by the Corporation and its subsidiaries for his services to the Corporation and its subsidiaries. The options reported in the table have been granted by the Corporation or its majority-owned subsidiaries to Mr. Wood as compensation for his services as the Corporation's chief executive officer or as a director of its subsidiaries. From time to time Mr. Wood has been, and in the future may be, granted options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they are granted as compensation for service to such other Thermo Electron companies in capacities other than in his capacity as an executive officer of the Corporation.

Stock Options Granted During Fiscal 1998

  The following table sets forth information concerning individual grants of stock options made during fiscal 1998 to the Corporation's named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1998.

                          Option Grants in Fiscal 1998
--------------------------------------------------------------------------------

                                                                                   Potential Realizable
                                                                                     Value at Assumed
                                                Percent of                         Annual Rates of Stock
                         Number of Securities  Total Options                      Price Appreciation for
                          Underlying Options    Granted to   Exercise                 Option Term(2)
                              Granted and      Employees in  Price Per Expiration -----------------------
  Name                        Company(1)        Fiscal Year    Share      Date        5%          10%
  ----                   --------------------- ------------- --------- ---------- ----------- -----------
John T. Keiser(3).......        700 (TMD)           0.2%      $16.05      3/5/01  $     1,771 $     3,717
                             60,000 (TMD)          14.7%      $17.11     4/13/05  $   418,200 $   973,800
                              2,000 (TDX)           0.2%      $ 9.56     1/21/05  $     7,780 $    18,140
                             15,000 (TDX)           1.8%      $11.04     4/13/05  $    67,350 $   157,050
                             25,000 (TCA)           3.2%      $26.30     4/13/05  $   267,750 $   623,750
                             12,000 (TSR)           3.8%      $12.08     4/13/05  $    59,040 $   137,520
---------------------------------------------------------------------------------------------------------
Victor L. Poirier.......      3,100 (TMD)           0.8%      $16.05      3/5/01  $     7,843 $    16,461
                                900 (TMO)          0.03%(4)   $34.50      6/2/03  $     8,577 $    18,954
                              2,200 (TMO)          0.07%(4)   $16.20     9/23/03  $     9,856 $    21,758
                              2,000 (MKA)           0.7%(4)   $14.23     1/21/05  $    11,580 $    27,000
                              2,000 (ONX)           0.2%(4)   $14.25     1/21/08  $    17,920 $    45,420
                              4,000 (RGI)           0.8%(4)   $ 4.00     1/21/05  $     6,520 $    15,160
                              3,200 (TCA)           0.4%      $24.98     2/24/01  $    12,608 $    26,464
                             90,000 (TCA)          11.5%      $10.55    12/10/03  $   261,900 $   579,600
                              1,000 (TISI)          1.7%(4)   $10.00     1/21/08  $     6,290 $    15,940
                              2,000 (TRIL)          1.1%(4)   $ 8.25     1/21/08  $    10,380 $    26,300
                              1,500 (VIZ)           0.4%(4)   $ 7.25     1/21/05  $     4,425 $    10,320
                              2,000 (TRCC)          0.2%(4)   $ 4.00     1/21/08  $     5,040 $    12,740
---------------------------------------------------------------------------------------------------------
David H. Fine...........      2,200 (TMD)           0.5%      $16.05      3/5/01  $     5,566 $    11,682
                              1,900 (TMO)          0.06%(4)   $34.50      6/2/03  $    18,107 $    40,014
                              1,300 (TDX)           0.2%      $11.41     3/23/01  $     2,340 $     4,914
                              7,000 (TDX)           0.8%      $ 7.81     9/17/03  $    15,120 $    33,390
---------------------------------------------------------------------------------------------------------
John W. Wood Jr.(5).....      3,400 (TMD)           0.8%      $16.05      3/5/01  $     8,602 $    18,054
                                800 (TDX)           0.1%      $11.41     3/23/01  $     1,440 $     3,024
                                600 (TSR)           0.2%      $11.38      3/9/01  $     1,074 $     2,262
                              1,800 (TVL)           1.7%      $ 5.00     2/25/01  $     1,422 $     2,988
---------------------------------------------------------------------------------------------------------

(1) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the company's common stock under Section 12 of the Exchange Act or (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or serve as a director of, the granting company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or cessation of directorship, as the case may be. For publicly-traded companies, the repurchase rights generally lapse ratably over a one- to five-year period, depending on the option term, which may vary from five to ten years, provided that the optionee continues to be employed by, or serve as a director of, the granting company or another Thermo Electron company. For companies that are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting company may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote (1) on page 9 for the company abbreviations used in this table.
(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expense associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting company, the optionee's continued employment or service as a director through the option period and the date on which the options are exercised.
(3) Mr. Keiser has been, and in the future may be, granted options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they are granted as compensation for service to such other Thermo Electron companies in capacities other than in his capacity as an executive officer of the Corporation.
(4) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.
(5) Mr. Wood has been, and in the future may be, granted options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they are granted as compensation for services provided to such other Thermo
    Electron companies in capacities other than in his capacity as an executive officer of the Corporation.

Stock Options Exercised During Fiscal 1998 and Fiscal Year-End Option Values

  The following table reports certain information regarding stock option exercises during fiscal 1998 and outstanding stock options held at the end of fiscal 1998 by the Corporation's named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1998.

  Aggregated Option Exercises In Fiscal 1998 And Fiscal Year-End Option Values
--------------------------------------------------------------------------------

                                                                Number of        Value of
                                                               Securities      Unexercised
                                                               Underlying      In-the-Money
                                                               Unexercised      Options at
                                                            Options at Fiscal  Fiscal Year-
                                      Shares                    Year-End           End
                                    Acquired on    Value      (Exercisable/   (Exercisable/
          Name           Company(2)  Exercise   Realized(1) Unexercisable)(2) Unexercisable)
          ----           ---------- ----------- ----------- ----------------- --------------
John T. Keiser (3)...... (TMD)           --           --       77,200/0             $0/--
                         (TDX)           --           --       17,000/0             $0/--
                         (TCA)        11,250     $175,500      49,500/0             $0/--
                         (TSR)           --           --       19,500/0             $0/--
--------------------------------------------------------------------------------------------
Victor L. Poirier....... (TMD)         7,500     $ 84,848      21,700/0        $39,825/--
                         (TMO)         4,125     $ 92,956      45,225/0(5)      $1,074/--
                         (MKA)           --           --        2,000/0             $0/--
                         (ONX)           --           --        2,000/0             $0/--
                         (RGI)           --           --        4,000/0             $0/--
                         (TDX)         3,333     $ 21,041          --/--            --/--
                         (TBA)           --           --        2,000/0         $5,376/--
                         (TCA)           --           --      248,750/0(6)    $226,890/--
                         (TFG)           --           --        2,000/0             --/--
                         (TFT)           --           --        4,500/0        $18,284/--
                         (TISI)          --           --           --/1,000         --/$0(7)
                         (TLZ)           --           --        5,000/0             $0/--
                         (TLT)           --           --           --/2,000         --/$0(7)
                         (TOC)           --           --        6,000/0             $0/--
                         (TMQ)           --           --        6,000/0         $1,878/--
                         (TSR)           --           --        7,500/0             $0/--
                         (THS)           --           --          500/0           $688/--
                         (TRIL)          --           --           --/2,000         --/$0(7)
                         (VIZ)           --           --        1,500/0             $0/--
                         (TRCC)          --           --           --/2,000         --/$0(7)
                         (TXM)           --           --        4,000/0             $0/--
--------------------------------------------------------------------------------------------
David H. Fine........... (TMD)         3,000     $ 24,090      87,300/0       $145,501/--
                         (TMO)         3,525     $ 72,094      54,912/0(5)     $10,294/--
                         (TDX)           --           --       99,967/0(8)    $197,918/$0
                         (TFT)           --           --        4,500/0        $18,284/--
                         (TLZ)           --           --       45,000/0(8)          $0/--
                         (TSR)           --           --        7,500/0             $0/--
                         (THS)           --           --        1,000/0         $1,375/--
--------------------------------------------------------------------------------------------
John W. Wood Jr. (4).... (TMD)        34,800     $281,544      93,900/0             $0/--
                         (TDX)        23,333     $195,414      20,800/0             $0/--
                         (TCA)        30,000     $612,840      23,450/0             $0/--
                         (TSR)           --           --       31,000/0             $0/--
                         (TVL)           --           --       82,350/0        $22,388/--
--------------------------------------------------------------------------------------------

(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.
(2) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of Thermo Information Solutions Inc., ThermoLyte Corporation, Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the company's common stock under Section 12 of the Exchange Act or (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or serve as a director of, such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or cessation of directorship, as the case may be. For publicly-traded companies, the repurchase rights generally lapse ratably over a one- to ten-year period, depending on the option term, which may vary from five to twelve years, provided that the optionee continues to be employed by or serve as a director of the granting company or another Thermo Electron company. For companies whose shares are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote (1) on page 9 for the company abbreviations used in this table.
(3) Mr. Keiser was first appointed an officer of the Corporation in July 1994. From time to time after that date, he has been, and in the future may be, granted options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they are granted as compensation for service to such other Thermo Electron companies in capacities other than in his capacity as an executive officer of the Corporation.
(4) Mr. Wood holds options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they were granted as compensation for service to such other Thermo Electron companies other than in his capacity as an executive officer of the Corporation.
(5) Options to purchase 22,500 and 45,000 shares, respectively, of the common stock of Thermo Electron granted to Messrs. Poirier and Fine, respectively, are subject to the same terms as described in footnote (2), except that the repurchase rights of the granting company generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting company shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.
(6) Options to purchase 30,000 shares of the common stock of Thermo Cardiosystems Inc. granted to Mr. Poirier, are subject to the same terms as described in footnote (2), except that the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date.
(7) No public market existed for the shares underlying these options as of January 2, 1999. Accordingly, no value in excess of the exercise price has been attributed to these options.
(8) The options to purchase shares of the common stock of Thermedics Detection Inc. and ThermoLase Corporation granted to Dr. Fine are subject to the same terms described in footnote (2), except that the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date. The options to purchase shares of the common stock of ThermoLase Corporation were granted to Dr. Fine as compensation for his services to ThermoLase Corporation as that company's interim director of research.

Executive Retention Agreements

  Thermo Electron has entered into agreements with certain executive officers and key employees of Thermo Electron and its subsidiaries that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated by Thermo Electron "without cause" or by the individual for "good reason," as those terms are defined therein, within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

  In 1998, Thermo Electron authorized an executive retention agreement with each of Mr. John T. Keiser, Mr. Victor L. Poirier and Mr. John W. Wood Jr. These agreements provide that in the event the individual's employment is terminated under circumstances described above, the individual would be entitled to a lump sum payment equal to the sum of (a) in the case of Messrs. Keiser and Wood, two times, and in the case of Mr. Poirier, one times, the individual's highest annual base salary in any 12 month period during the prior five-year period, plus (b) in the case of Messrs. Keiser and Wood, two times, and in the case of Mr. Poirier, one times, the individual's highest annual bonus in any 12 month period during the prior five-year period. In addition, the individual would be provided benefits for a period of, in the case of Messrs. Keiser and Wood, two years, and in the case of Mr. Poirier, one year, after such termination substantially equivalent to the benefits package the individual would have been otherwise entitled to receive if the individual was not terminated. Further, all repurchase rights of Thermo Electron and its subsidiaries shall lapse in their entirety with respect to all options that the individual holds in Thermo Electron and its subsidiaries, including the Corporation, as of the date of the change in control. Finally, the individual would be entitled to a cash payment equal to, in the case of Messrs. Keiser and Wood, $20,000, and in the case of Mr. Poirier, $15,000, to be used toward outplacement services. These executive retention agreements supercede and replace any and all prior severance arrangements which these individuals had with Thermo Electron.

  Assuming that the severance benefits would have been payable as of January 1, 1999, the lump sum salary and bonus payment under such agreement to Messrs. Keiser, Poirier and Wood would have been approximately $920,000, $364,500 and $844,000, respectively. In the event that payments under these agreements are deemed to be so called "excess parachute payments" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the individuals would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by such individual with respect to such payment plus the amount of all other additional taxes imposed on such individual attributable to the receipt of such gross-up payment.

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

  Decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). The Committee follows guidelines established by the human resources committee of the board of directors of its parent company, Thermo Electron. The compensation policies followed by the Committee are designed to reward and motivate executives in achieving long-term value for Stockholders and other business objectives, to attract and retain dedicated, talented individuals to accomplish the Corporation's objectives, to recognize individual contributions as well as the performance of the Corporation and its subsidiaries, and to encourage stock ownership by executives through stock-based compensation and stock retention programs in order to link executive and Stockholder interests.

  The Committee evaluates the competitiveness of its compensation practices through the use of market surveys and competitive analyses prepared by its outside compensation consultants and by participating in annual compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Diversified Technology Group. Internal fairness of compensation within the organization is also an important element of the Committee's compensation philosophy. Compensation of executives is evaluated by comparing it to the compensation of other executives within the Thermo Electron organization who have responsibility to manage businesses of comparable size and complexity.

  The compensation program of the Corporation consists of annual cash compensation and long-term incentive compensation. Annual cash compensation is composed of base salary and performance-based incentive compensation, which is reviewed and determined annually. Long-term incentive compensation is in the form of stock-based compensation such as stock options and restricted stock awards. The process for determining the components of executive compensation for the executive officers is described below.

Components of Executive Compensation

 Annual Cash Compensation

  Annual cash compensation consists of base salary and performance-based incentive compensation. The cash incentive compensation paid to an executive varies from year to year based on the performance of the Corporation and the executive.

  The Committee assesses the competitiveness of total annual cash compensation by establishing for each executive position at the beginning of each fiscal year a salary and reference incentive compensation for the position that together are intended to approximate the mid-point of competitive total annual cash compensation for organizations that are of comparable size and complexity as the Corporation.

  Base Salary. Generally, executive salaries are adjusted gradually over time to reflect competitive salary levels or other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation. The Committee may also adjust individual salaries to reflect the assumption of increased responsibilities. The salary increases in fiscal 1998 for the chief executive officer and the other named executive officers generally reflect this practice of gradual adjustment and moderation.

  Performance-based Incentive Compensation. The amount of incentive compensation actually earned by an executive from year to year varies with the performance of the Corporation and the executive. The Committee evaluates performance (1) by formulae using financial measures of profitability and contribution to Stockholder value and (2) by subjectively evaluating the executive's contribution to the achievement of the Corporation's long-term objectives. In fiscal 1998, the formulae used by the Committee measured return on net assets, return on sales, earnings improvement over a three-year period for the Corporation and, to a lesser extent, the Corporation's parent company, and three-year growth in earnings per share for the same companies. The financial measures are not financial targets that are met, not met or exceeded, but assess the financial performance relative to the financial performance of comparable companies and are designed to penalize below-average performance and reward above-average performance. The relative weighting of the financial measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

  The incentive compensation awarded to the named executive officers (other than the chief executive officer, which is discussed below under the caption "1998 CEO Compensation") for fiscal 1998 reflected the financial performance of the businesses of the Corporation for which the executive officer was responsible.

 Long-Term Incentive Compensation

  The primary goal of the Corporation and its parent company, Thermo Electron, is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of stock-based compensation in shares of the Common Stock of the Corporation and the common stock of other Thermo Electron companies.

  The Committee and management believe that awards of stock-based compensation of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The award of stock-based compensation to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock-based compensation options also results in management's compensation being closely linked to stock performance. In addition, because the employee's rights in the stock-based compensation vest over periods of varying durations and are subject to forfeiture if the employee leaves the Corporation prematurely, stock-based compensation is an incentive for key employees to remain with the Corporation long-term. The Committee believes stock-based compensation awards in the Corporation's majority-owned subsidiaries and in its parent company, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

  In determining awards, the Committee considers for each officer the annual value of stock-based compensation in the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an award. In addition, the Committee considers the aggregate amount of outstanding awards of stock-based compensation granted to all employees to monitor the number of outstanding awards under the Corporation's stock-based compensation programs. In determining the appropriate number of outstanding awards, the Committee considers such factors as the size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and compensation practices of comparably situated companies.

  The Committee periodically awards stock-based compensation in the form of stock options and restricted stock based on an assessment of the total compensation of the executive, the actual and anticipated contributions of the executive (which includes a subjective assessment by the Committee of the executive's future potential within the organization), as well as the value of previously awarded stock-based compensation as described above. The option awards made to the named executive officers in 1998 with respect to the common stock of the Corporation's parent company, Thermo Electron, or its subsidiaries, were made as part of Thermo Electron's stock option program and are determined by the human resources committees of the board of directors of the granting companies using a similar analysis.

Stock Ownership and Retention Policies

  The Corporation's compensation program is also designed to encourage executives to own shares of Common Stock. The Committee believes that encouraging executives to retain stock acquired through its stock option program or otherwise provides additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

  There are several elements to the Corporation's stock retention program. For example, the Committee annually awards stock options based upon an executive's ownership of the Corporation's Common Stock during the prior year. These option awards are independent of the award of stock options as an incentive for management performance. In 1998, the Committee granted options to purchase Common Stock to the named executive officers under this program. These options have three-year terms and vest 100% on the second anniversary of the date of grant. Certain options awarded in 1998 to the named executive officers with respect to the common stock of Thermo Electron were made under a program that awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold shares of Thermo Electron common stock.

  The Committee established a stock holding policy for executive officers of the Corporation that required executive officers to own a multiple of their compensation in shares of Common Stock. For the chief executive officer, the multiple is one times his base salary and reference incentive compensation for the fiscal year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy has been amended to apply only to the chief executive officer.

  In order to assist executive officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to executive officers to enable them to purchase shares of Common Stock in the open market. This plan has also been amended to apply only to the chief executive officer. See "Relationship with Affiliates--Stock Holding Assistance Plan." The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise determined by the Committee. No loans were outstanding under this program in 1998.

  The Committee also has a policy requiring its executive officers to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.

Policy on Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance-based" or is otherwise exempt under Section 162(m). The Committee considers the potential effect of Section 162(m) in designing its compensation program, but reserves the right to use its independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on the Corporation. From time to time, the Committee reexamines the Corporation's compensation practices and the effect of Section 162(m).

1998 CEO Compensation

  Mr. John T. Keiser was appointed the Corporation's president in March 1998 and its chief executive officer in December 1998. Annual cash compensation for Mr. Keiser is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as the chief operating officer, biomedical and emerging technologies, of Thermo Electron, the Corporation's parent company. Each committee evaluates Mr. Keiser's performance and proposed compensation using the same process as that described above for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Keiser is evaluated on his performance related to the Corporation, as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee and determines an appropriate allocation of Mr. Keiser's compensation to be paid by the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron.

  In connection with Mr. Keiser's appointment as president, the Committee reviewed and approved a salary increase for Mr. Keiser for fiscal 1998, which reflected his assumption of increased responsibilities within the Thermo Electron organization as a whole and his promotion to president of the Corporation. In March 1999, the Committee conducted its review of Mr. Keiser's proposed cash incentive compensation based on fiscal 1998 performance. Mr. Keiser's performance-based incentive compensation was weighted 80% upon the financial performance of the Corporation and its parent company, Thermo Electron, using the measures described above for all executive officers under "Components of Executive Compensation--Annual Cash Compensation--Performance-based Incentive Compensation," and 20% upon a subjective evaluation of his performance. The incentive compensation paid to Mr. Keiser for fiscal 1998 was the same as the incentive compensation paid in the prior year and reflected the strong financial performance of certain wholly owned biomedical businesses of Thermo Electron in fiscal 1998 as compared to that of the Corporation. The Committee concurred in the recommendation made by the Thermo Electron committee and agreed to an allocation of 35% of Mr. Keiser's annual cash compensation for 1998, beginning with the second quarter of fiscal 1998, to the Corporation.

  Awards to Mr. Keiser of stock-based compensation in Common Stock are reviewed and determined periodically by the Committee using the criteria described above under the caption "Long-Term Incentive Compensation." In 1998, the Committee awarded a stock option to purchase 60,000 shares of Common Stock to Mr. Keiser based on the Committee's assessment of Mr. Keiser's total compensation. The Committee also annually considers an award of stock options to executive officers of the Corporation, which is generally based upon the number of shares of Common Stock held by the executive during the year, as an incentive for executives to buy and hold Common Stock. The award of stock options to purchase 700 shares of Common Stock to Mr. Keiser in 1998 was made under this program.

  Due to Mr. Keiser's position as a director of the Corporation's majority-owned subsidiaries or as chief executive officer of the Corporation, from time to time he may receive awards to purchase shares of the common stock of such subsidiaries. These awards are determined using the same analysis as that described above under the caption "Long-term Incentive Compensation." In 1998, Mr. Keiser was awarded stock options to purchase shares of the common stock of the following majority-owned subsidiaries of the Corporation: Thermedics Detection Inc., Thermo Cardiosystems Inc. and Thermo Sentron Inc.

  Mr. Wood served as the Corporation's president and chief executive officer until March 1998. The Committee, in December 1997, approved a salary increase for Mr. Wood for fiscal 1998 that was consistent with its policy of gradual adjustment.

  The Committee and the human resources committees of the boards of directors of each of its majority-owned subsidiaries annually consider an award of stock options to executive officers, which are generally based upon the number of shares of Common Stock or common stock of such subsidiaries, as applicable, and unexercised, vested stock options held by the executive during the year, as an incentive for executives to buy and hold such shares. The awards of stock options to purchase shares of Common Stock and of the common stock of three of the Corporation's majority-owned subsidiaries, Thermedics Detection Inc., Thermo Cardiosystems Inc. and Thermo Sentron Inc., to Mr. Wood in 1998 were made under these programs.


                         Mr. Peter O. Crisp (Chairman)
                            Dr. Nicholas T. Zervas

                         COMPARATIVE PERFORMANCE GRAPH

  The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Diversified Technology Industry Group as of the last trading day of the Corporation's fiscal year.

               Comparison of Total Return Among Thermedics Inc.,
            the American Stock Exchange Market Value Index and the
  Dow Jones Total Return Index for the Diversified Technology Industry Group
                  From December 31, 1993 to December 31, 1998





                       [PERFORMANCE GRAPH APPEARS HERE]


                   12/31/93   12/30/94   12/29/95   12/27/96   1/2/98   12/31/98
--------------------------------------------------------------------------------
TMD                  100         84        182        123       111        71
--------------------------------------------------------------------------------
AMEX                 100         91        115        120       143       144
--------------------------------------------------------------------------------
DJ DIV               100        103        141        182       208       210
--------------------------------------------------------------------------------


  The total return for the Common Stock (TMD), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Diversified Technology Industry Group (DJ DIV) assumes the reinvestment of dividends, although dividends have not been declared on the Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Common Stock is traded on the American Stock Exchange under the ticker symbol "TMD."

                         RELATIONSHIP WITH AFFILIATES

  Thermo Electron has, from time to time, caused certain subsidiaries to sell minority interests to investors, resulting in several majority-owned private and publicly-held subsidiaries. Thermo Electron has created the Corporation as a publicly-held, majority owned subsidiary. The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

  Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

  To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

  The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

  As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 0.8% of the Corporation's revenues for these services for fiscal 1998. The annual fee will remain at 0.8% of the Corporation's total revenues for fiscal 1999. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1998, Thermo Electron assessed the Corporation $2,517,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. In fiscal 1998, the Corporation was billed an additional $112,000 by Thermo Electron for certain administrative services required by the Corporation that were not covered by the Services Agreement. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

  From time to time the Corporation may transact business with other companies in the Thermo Group.

  As of January 2, 1999, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $2,096,000 for amounts due under the Services Agreement and related administrative charges, for other products and services and for miscellaneous items, net of amounts owed to the Corporation by Thermo Electron and its other subsidiaries for products, services and for miscellaneous items. The largest amount of such net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since January 4, 1998 was $2,901,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

  Thermo Electron has announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Corporation. As part of this reorganization, the Corporation would acquire Thermo Electron's wholly owned biomedical group in exchange for shares of Common Stock as well as the Corporation's equity interest in Thermo Sentron Inc. ("Thermo Sentron"), Thermedics Detection Inc. ("Thermedics Detection"), and Thermo Voltek Corp. Thermo Sentron and Thermedics Detection would be taken private and become wholly owned subsidiaries of Thermo Electron. It is currently contemplated that the shareholders of Thermo Sentron and Thermedics Detection would receive cash in exchange for their shares of common stock of Thermo Sentron and Thermedics Detection, respectively. The completion of these transactions is subject to numerous conditions, including the establishment of prices and exchange ratios; confirmation of anticipated tax consequences; approval by the boards of directors of the Corporation, Thermo Sentron, Thermedics Detection and Thermo Electron (including the independent directors of the Corporation, Thermo Sentron and Thermedics Detection); negotiation and execution of definitive agreements; clearance by the Securities and Exchange Commission of any necessary documents in connection with the proposed transactions; and the receipt of fairness opinions from investment banking firms on certain financial aspects of the transactions.

  Thermedics Detection purchases an X-ray source that is used as a component in its InScan systems from Trex Medical Corporation, a publicly traded, majority-owned subsidiary of ThermoTrex Corporation ("ThermoTrex"), which is itself a publicly traded, majority-owned subsidiary of Thermo Electron. Thermedics Detection paid Trex Medical Corporation $406,000 for these products in fiscal 1998.

  Thermedics Detection entered into a funded research and development arrangement with ThermoLase Corporation ("ThermoLase"), a publicly traded, majority-owned subsidiary of ThermoTrex, in December 1997 to develop a cryogenic cooling device for ThermoLase. ThermoLase agreed to purchase five prototype devices for an aggregate purchase price of $303,000. Thermedics Detection shipped these devices in the third quarter of 1998.

  Pursuant to an international distributorship agreement, Thermedics Detection appointed Arabian Business Machines Co. ("ABM") as its exclusive distributor of Thermedics Detection's security instruments in certain Middle Eastern countries. ABM is a member of the Olayan Group. Ms. Hutham S. Olayan, a director of Thermo Electron, is the president and a director of Olayan America Corporation, a member of The Olayan Group, which is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Revenues recorded under this agreement totaled $248,000 in fiscal 1998.

  In June 1998, Thermo Sentron borrowed $21 million from Thermo Electron pursuant to a promissory note due December 1998, bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Thermo Sentron entered into this note in order to partially finance its acquisition of the three businesses that constituted the product-monitoring group of Graseby Limited, a subsidiary of Smiths Industries plc ("Graseby"), for $43,976,000 in cash, net of cash acquired, and the assumption of certain liabilities. In December 1998, Thermo Sentron repaid $2 million of this amount and issued Thermo Electron a new promissory note for $19 million in exchange for the initial note. This note is due June 1999 and bears interest under the same terms as the initial note.

  Thermo Sentron acts as a distributor in Europe for process measurement instruments manufactured by another Thermo Subsidiary. In 1998, Thermo Sentron purchased such products from this Thermo Subsidiary for $528,000.

  Thermo Electron's Tecomet division provides metal fabrication services in connection with the manufacture of the heart assist devices sold by Thermo Cardiosystems. During 1998, Thermo Cardiosystems paid Tecomet $1,717,000 for these services.

  During 1998, Thermo Voltek Corp. sold certain power supply products and services to a subsidiary of Thermo Instrument Systems Inc. for $205,000.

  On February 5, 1998, the Corporation's board of directors voted to issue 4,880,533 shares of Common Stock to Thermo Electron in exchange for 100% of the stock of TMO TCA Holdings, Inc., which is the beneficial owner of 3,355,705 shares of Thermo Cardiosystems' common stock. Thermo Electron had acquired such shares of Thermo Cardiosystems common stock as consideration for the acquisition by Thermo Cardiosystems of International Technidyne Corporation ("ITC") from Thermo Electron in May 1997. The Thermo Cardiosystems shares were valued at $75,000,000 at the time of the acquisition by Thermo Cardiosystems of ITC. The issuance of the 3,355,705 shares of Thermo Cardiosystems' common stock was subject to the approval of Thermo Cardiosystems' stockholders of the listing of such shares for trading on the American Stock Exchange, which was obtained at a special meeting of the stockholders of Thermo Cardiosystems held on April 13, 1998. The Corporation's issuance of the 4,880,533 shares of Common Stock to Thermo Electron was subject to approval by the Corporation's stockholders, which was obtained at a special meeting of the Stockholders held on March 31, 1999. The number of shares of Common Stock was determined based on the respective fair market values of the Common Stock and the Thermo Cardiosystems common stock as of February 5, 1998. The fair market values of the 4,880,553 shares of Common Stock and the 3,355,705 shares of Thermo Cardiosystems common stock as of February 5, 1998 were each $75,587,000.

  The Corporation, along with certain other Thermo Subsidiaries, participates in a notional pool arrangement with Barclays Bank, which includes a $71,017,000 credit facility. The Corporation has access to $8,772,000 under this credit facility. Only U.K.-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. As of January 2, 1999, the Corporation had a negative cash balance of approximately $4,874,000, based on an exchange rate of $1.6708/GBP 1.00. For 1998, the average annual interest rate earned on GBP deposits by participants in this credit arrangement was approximately 7.7225% and the average annual interest rate paid on overdrafts was approximately 7.485%.

  Until mid-December 1998, the Corporation, along with certain other Thermo Subsidiaries, participated in a notional pool arrangement with ABN AMRO, which included a $29,719,000 credit facility. The Corporation had access to $3,715,000 under this credit facility. Only European-based Thermo Subsidiaries participated in this arrangement. Under this arrangement the Bank notionally combined the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement was then allocated based on balances attributable to the respective participants. Thermo Electron guaranteed all of the obligations of each participant in this arrangement. For 1998, the average annual interest rate earned on NLG deposits by participants in this credit arrangement was approximately 5.00% and the average annual interest paid on overdrafts was approximately 5.00%.

  As of mid-December 1998, the Corporation, along with certain other Thermo Subsidiaries, has entered into a modification of the above-described arrangement with ABN AMRO. Only European-based Thermo Subsidiaries participate in this arrangement. The new arrangement with ABN AMRO consists of a zero balance arrangement, which includes a $29,719,000 credit facility. The Corporation has access to $3,715,000 under this credit facility. Funds borrowed by the Corporation under this arrangement pay interest at a rate set by Thermo Finance B.V., a wholly-owned subsidiary of Thermo Electron, at the beginning of each month, based on Netherlands market rates. Funds invested by the Corporation under the arrangement earn a rate set by Thermo Finance B.V. at the beginning of each month, based on Netherlands market rates. Such invested funds are collateralized with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. Thermo Electron guarantees all of the obligations of each participant in this arrangement. As of January 2, 1999, the Corporation had a negative cash balance of approximately $135,000, based on an exchange rate of $0.5307/NLG 1.00. As of January 2, 1999, the average annual interest rate earned on NLG deposits by participants in this credit arrangement was approximately 3.63% and the average annual interest rate paid on overdrafts was approximately 4.5%.

  As of January 2, 1999, $72,714,000 of the Corporation's cash equivalents were invested pursuant to a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

Stock Holding Assistance Plan

  The human resources committee of the Corporation's board of directors (the "Committee") established a stock holding policy that requires executive officers of the Corporation to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Committee also established a stock holding assistance plan under which the Corporation may make interest-free loans to executive officers to enable them to purchase Common Stock in the open market. No such loans were outstanding under the plan in 1998. This policy and plan have been amended to apply only to the chief executive officer of the Corporation.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1999. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1983. Representatives of that firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

                                 OTHER ACTION

  Management is not aware at this time of any other matters that will be presented for action at the meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

  Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of the Stockholders of the Corporation and to be presented at such meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy no later than December 15, 1999. Notices of Stockholder proposals submitted outside the processes of Rule 14a-8 of the Exchange Act (relating to proposals to be presented at the meeting but not included in the Corporation's proxy statement and form of proxy), will be considered untimely, and thus the Corporation's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after March 2, 2000.

                            SOLICITATION STATEMENT

  The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Woburn, Massachusetts
April 14, 1999

                                 FORM OF PROXY

                                THERMEDICS INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John T. Keiser, John W. Wood Jr. and Theo Melas-Kyriazi, or any one of them acting in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermedics Inc., a Massachusetts corporation (the "Company") to be held on Thursday, May 27, 1999 at 1:30 p.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 30, 1999, with all of the powers the undersigned would possess if personally present at such meeting.

          (IMPORTANT -- TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

[X]  Please mark your votes
     as in this example.

1.   ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR     [_]              WITHHELD      [_]

FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any):
                            -----------------------------------------

Nominees: T. Anthony Brooks, Peter O. Crisp, Paul F. Ferrari, George N. Hatsopoulos, John N. Hatsopoulos, John T. Keiser, John W. Wood Jr. and Nicholas
T. Zervas.

2. In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted "FOR" the proposal set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)                                         DATE
            ----------------------------------------     -------------------

Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.